Contacts:

Dennis Garrigan	Judy Burfening
NaviSite, Inc.	Lippert/Heilshorn & Assoc.
978.946.8727	212.838.3777
dgarrigan@navisite.com	jburfening@lhai.com
NaviSite Reports First Quarter Fiscal Year 2008 Results
Revenue growth of 27% over first quarter FY ’07, EBITDA Growth of 31% over first quarter FY ’07
ANDOVER, Mass., December 10, 2007 — NaviSite, Inc. (NASDAQ: NAVI), a leading provider of application management and managed hosting solutions, today reported financial results for its first quarter of fiscal year 2008, which ended October 31, 2007.
Financial Results:
Revenue for the first quarter of fiscal year 2008 increased 27% to $36.1 million, compared to $28.5 million for the first quarter of fiscal year 2007 and compared to $34.7 million in the fourth quarter of fiscal year 2007.
Income from operations decreased to $0.3 million in the first quarter of fiscal year 2008, compared to $0.7 million in the first quarter of fiscal year 2007, and $1.0 million for the fourth quarter of fiscal year 2007, mainly as the result of increased amortization of intangible assets and non-cash stock compensation related to acquisitions consummated in the first quarter of fiscal year 2008. Excluding these non-cash charges, income from operations was $1.3 million for the first quarter of fiscal year 2008.
EBITDA, excluding impairment, stock-based compensation, costs related to discontinued operations and one-time charges (“EBITDA”), for the first quarter of fiscal year 2008 increased 31% to $6.9 million compared to $5.3 million reported in the first quarter of fiscal year 2007 and $6.6 million reported in the fourth quarter of fiscal year 2007.
The Company reported a loss from continuing operations of $4.1 million, including a loss on debt extinguishment of $1.7 million. Excluding the loss on debt extinguishment, the loss from continuing operations was $2.4 million. On a per share basis, the Company reported a net loss available to common stockholders of $(0.14) per share, including the loss on debt extinguishment. Excluding the
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loss on debt extinguishment and discontinued operations, net of taxes, net loss available to common stockholders was $(0.08) per share. NaviSite ended the quarter with a cash balance of $5.5 million.
“I am pleased with our first quarter results that were in line with expectations and which provide a solid foundation for the fiscal year,” said Arthur Becker, Chief Executive Officer, NaviSite. “The demand environment for our application management and managed hosting services remains strong and we look forward to the full contribution from our enhanced sales capabilities and to fully leveraging the synergies of our recent acquisitions as we progress through the year and beyond.”
Business Highlights:
•	Achieved bookings of approximately $673,000 of incremental monthly recurring revenue (MRR) in the first quarter of fiscal year 2008 representing an increase of 18% from the first quarter of fiscal year 2007.

•	Executed $19.8 million of total contract value (TCV) of application management and managed hosting services and $3.9 million in professional services. The average term of application management and managed hosting services contracts was 28 months, unchanged from the same period last year.

•	Signed 70 new customers.

•	Reduced customer churn, defined as the loss of a customer or a reduction in a customer’s monthly revenue run rate, excluding our major accounts, to 1.0% per month for the first quarter of fiscal year 2008 from 2.5% in the fourth quarter of fiscal year 2007, and down from 1.8% per month for the first quarter of fiscal year 2007.

•	Completed the acquisitions of Alabanza and Jupiter Hosting in August and netASPx in September. These acquisitions complement our existing business and represent significant opportunities to up-sell and cross-sell NaviSite’s entire suite of managed services across their respective customer bases.

•	Attracted more than 1.0 million monthly visitors to the America’s Job Exchange (AJE) career management portal displaying more than 700,000 jobs and career relevant advertisements. AJE introduced enhancements and new functionality to the web site for job seekers and OFCCP compliance for employers.
Guidance:
NaviSite projects revenue for the second quarter of fiscal year 2008 to be between $39.0 and $40.0 million and projects revenue for fiscal year 2008 to be between $170.0 and $180.0 million. EBITDA, excluding impairment, stock-based compensation, costs related to discontinued operations and one-
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time charges, is projected to be between $8.3 and $8.8 million for the second quarter of fiscal year 2008 and between $38.0 and $43.0 million for fiscal year 2008.
Conference Call Scheduled for December 10, 2007:
NaviSite, Inc. Chief Executive Officer, Arthur Becker, and Chief Financial Officer, Jim Pluntze will host a conference call on Monday, December 10, 2007 at 9:00 a.m. Eastern Time to discuss the Company’s financial results for its first quarter of fiscal year 2008.
NaviSite’s conference call can be accessed by dialing 866.202.4367 (International: 617.213.8845) and entering passcode 79738649. Alternatively, participants can listen to a live webcast of the call available through NaviSite’s website at http://navisite.com/investors/events. A replay of the call will be accessible for one week following the conference call by dialing 888.286.8010 (International: 617.801.6888) and using passcode 21127319.
EBITDA:
EBITDA is not a recognized measure for financial statement presentation under United States generally accepted accounting principles (GAAP). The Company believes that the non-GAAP measure of EBITDA provides investors with a useful supplemental measure of the Company’s actual and expected operating and financial performance by excluding the impact of interest, taxes, depreciation and amortization. The Company also excludes impairment, non-cash stock-based compensation, costs related to discontinued operations (America’s Job Exchange) and one-time charges from its non-GAAP measure, as such items may be considered to be of a non-operational nature. EBITDA does not have any standardized definition and therefore may not be comparable to similar measures presented by other reporting companies. Management uses EBITDA to assist in evaluating the Company’s actual and expected operating and financial performance. These non-GAAP results should not be evaluated in isolation of, or as a substitute for, the Company’s financial results prepared in accordance with GAAP. A table reconciling the Company’s net loss, as reported, to EBITDA is included in the financial tables in this release. The Company believes that using expected EBITDA as a performance measure, together with expected net loss, will help investors better understand the Company’s underlying financial performance.
About NaviSite, Inc.
NaviSite is a leading provider of application management and managed hosting solutions. More than 1,400 customers depend on NaviSite for application development, implementation and management on its web infrastructure platforms in 16 state-of-the art data centers supported by more than 700 professionals. NaviSite provides customized and scalable solutions leveraging its broad range of
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application development capabilities, packaged software implementation expertise, deep portfolio of best in class technologies and a full suite of web-hosting and internet infrastructure options. For more information, please visit www.navisite.com.
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This release contains forward-looking statements, which address a variety of subjects including the expected future operating and financial results, including profitability, revenue growth and EBITDA, success and performance of NaviSite’s product and service offerings, and NaviSite’s strategic business plans for growing its customer base and increasing sales. All statements other than statements of historical fact, including without limitation those with respect to NaviSite’s goals, plans and strategies set forth herein, are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements. NaviSite’s success, including its ability to improve its gross profit, improve its cash flows, expand its operations and revenue, and reach and sustain profitability, depends on its ability to execute on its business strategy and the continued and increased demand for and market acceptance of its products and services; the possibility that financial forecasts of the Company may not be achieved, including those as to expected EBITDA and revenue, or an inability to realize expected synergies or make expected future investments in NaviSite’ businesses or NaviSite may be unable to raise the necessary funds to meet its payment obligations to its lending group under its senior secured credit facility and other creditors; NaviSite’s management may face strain on managerial and operational resources as they try to oversee the expanded operations; NaviSite may not be able to expand its operations in accordance with its business strategy; NaviSite may experience difficulties integrating technologies, operations and personnel in accordance with its business strategy; NaviSite’s acquisition of companies and businesses may not produce expected cost savings, operational efficiencies or revenue; NaviSite’s products, technologies, and resources may not successfully operate with the technology, resources and/or applications of third parties; NaviSite derives a significant portion of its revenue from a small number of customers and the loss of any of those customers could significantly damage NaviSite’s financial condition and results of operations; and increased competition and technological changes in the markets in which NaviSite’s competes. For a detailed discussion of cautionary statements that may affect NaviSite’s future results of operations and financial results, please refer to NaviSite’s filings with the Securities and Exchange Commission, including NaviSite’s most recent Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us. All logos, company and product names may be trademarks or registered trademarks of their respective owners.
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NAVISITE FINANCIAL TABLES
EBITDA Summaries

	For the Three Months Ended
	and Year to Date
	October 31, 2007	October 31, 2006
	Unaudited
	(In thousands)

Net loss, as reported	$(4,370)	$(2,643)

Depreciation, net of discontinued operations	2,669	2,297
Interest income/expense, net	2,543	3,196
Income taxes	413	293
Amortization	1,718	1,107

EBITDA	2,973	4,250

Impairment costs (recoveries)	—	(287)
Stock based compensation	1,237	829
Severance	162	87
Securities offering costs	11	—
Discontinued operations	314	—
Loss on debt extinguishment	1,651	—
Transaction fees and integration costs	551	399

EBITDA (excludes impairment costs, stock based compensation, severance, securities offering costs, discontinued operations, loss on debt extinguishment and transaction fees and integration costs)	$6,899	$5,278

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NAVISITE FINANCIAL TABLES
Condensed Consolidated Statements of Operations

	For the Three Months Ended
	and Year to Date
	October 31, 2007	October 31, 2006
	Unaudited
	(In thousands, except per share amounts)

Revenue, net	$36,032	$28,446
Revenue, related parties	75	94

Total revenue	36,107	28,540

Cost of revenue, excluding depreciation and amortization	20,858	16,145
Depreciation and amortization	4,187	3,098

Cost of revenue	25,045	19,243

Gross profit	11,062	9,297

Operating expenses:
Selling and marketing	5,164	3,633
General and administrative	5,622	5,297
Impairment costs (recoveries)	—	(287)

Total operating expenses	10,786	8,643

Income from operations	276	654

Other income (expense):
Interest income	114	42
Interest expense	(2,657)	(3,238)
Loss on debt extinguishment	(1,651)	—
Other income, net	275	192

Loss from continuing operations before income taxes and discontinued operations	(3,643)	(2,350)

Income taxes	(413)	(293)

Loss from continuing operations before discontinued operations	(4,056)	(2,643)

Discontinued operations, net of income taxes	(314)	—

Net loss	(4,370)	(2,643)

Accretion of preferred stock dividends	(384)	—

Net loss attributable to common stockholders	$(4,754)	$(2,643)

Basic and diluted net loss per common share:
Loss from continuing operations before discontinued operations available to common stockholders	$(0.13)	$—
Loss from discontinued operations, net of income taxes	(0.01)	—

Net loss available to common stockholders	$(0.14)	$(0.09)

Basic and diluted weighted average number of common shares outstanding	33,917	29,039

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NAVISITE FINANCIAL TABLES
Condensed Consolidated Balance Sheets

	October 31, 2007	July 31, 2007
	Unaudited
	(In thousands)
ASSETS

Current assets:
Cash and cash equivalents	$5,479	$11,701
Accounts receivable, less allowance for doubtful accounts of $853 and $781 at October 31, 2007 and July 31, 2007, respectively	17,466	15,051
Unbilled accounts receivable	1,025	920
Prepaid expenses and other current assets	10,054	15,975

Total current assets	34,024	43,647

Non-current assets	135,721	72,597

Total assets	$169,745	$116,244

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Notes payable, current portion	1,824	1,063
Notes payable to AppliedTheory Estate	6,000	6,000
Capital lease obligations, current portion	2,328	1,829
Accounts payable	4,351	3,913
Accrued expenses, deferred revenue, deferred other income and customer deposits	23,222	20,231

Total current liabilities	37,725	33,036

Total non-current liabilities	122,622	97,072

Total liabilities	160,347	130,108

Preferred stock	25,257	—

Total stockholders’ equity (deficit)	(15,859)	(13,864)

Total liabilities and stockholders’ equity (deficit)	$169,745	$116,244

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NAVISITE FINANCIAL TABLES
Condensed Consolidated Statements of Cash Flows

	For the Three Months Ended
	October 31, 2007	October 31, 2006
	Unaudited
	(In thousands)

Net cash provided by (used for) operating activities of continuing operations	$113	$(413)

Net cash used for investing activities of continuing operations	(25,422)	(1,420)

Net cash provided by financing activities of continuing operations	19,401	3

Cash used for discontinued operations	(314)	—

Net decrease in cash and cash equivalents	(6,222)	(1,830)

Cash and cash equivalents, beginning of period	11,701	3,360

Cash and cash equivalents, end of period	$5,479	$1,530

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